     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1996.


                                                     REGISTRATION NO. 333-07477.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                Q.E.P. CO., INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                            5072                           13-2983807
   (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)        Classification Code)              Identification No.)
                                                                       LEWIS GOULD
              990 SOUTH ROGERS CIRCLE                            990 SOUTH ROGERS CIRCLE
             BOCA RATON, FLORIDA 33487                          BOCA RATON, FLORIDA 33487
             TELEPHONE: (561) 994-5550                          TELEPHONE: (561) 994-5550
   (Address and telephone number of registrant's           (Name, address and telephone number
           principal executive offices)                           of agent for service)

                                   Copies to:

              ROBERT W. WALTER, ESQ.                             JOSEPH J. HERRON, ESQ.
                DAVID C. ROOS, ESQ.                              KAREN K. DREYFUS, ESQ.
      BERLINER ZISSER WALTER & GALLEGOS, P.C.                 CHRISTOPHER R. DI MAURO, ESQ.
                    SUITE 4700                            610 NEWPORT CENTER DRIVE, SUITE 1700
                1700 LINCOLN STREET                               O'MELVENY & MYERS LLP
              DENVER, COLORADO 80203                         NEWPORT BEACH, CALIFORNIA 92660
             TELEPHONE: (303) 830-1700                          TELEPHONE: (714) 760-9600

                             ---------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                                               PROPOSED        PROPOSED
                                                                MAXIMUM         MAXIMUM
                                                  AMOUNT       OFFERING        AGGREGATE       AMOUNT OF
TITLE OF EACH CLASS OF                            TO BE        PRICE PER        OFFERING     REGISTRATION
SECURITIES TO BE REGISTERED                     REGISTERED     SHARE(1)         PRICE(1)          FEE
- ---------------------------------------------------------------------------------------------------------
Common Stock(2).............................    1,380,000       $ 10.50       $14,490,000      $4,996.56
- ---------------------------------------------------------------------------------------------------------
Common Stock(3).............................        4,597       $ 10.50       $    48,269      $   16.65
- ---------------------------------------------------------------------------------------------------------
Representative's Warrants for Common
  Stock.....................................      120,000       $  .001       $       120      $     .03
- ---------------------------------------------------------------------------------------------------------
Common Stock underlying Representative's
  Warrants(4)...............................      120,000       $ 12.60       $ 1,512,000      $  521.38
- ---------------------------------------------------------------------------------------------------------
          Total.............................                                  $16,050,389      $5,534.62
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Includes 180,000 shares of Common Stock contained in the over-allotment option and 200,000 shares of Common Stock to be offered by certain selling shareholders.
(3) Issuable in exchange for 183,889 shares of the Company's outstanding
    Preferred Stock.
(4) Pursuant to Rule 416, includes such indeterminate number of additional shares of Common Stock as may be required for issuance on exercise of the Representative's Warrants as a result of any adjustment in the number of shares of Common Stock issuable on such exercise by reason of the anti-dilution provisions of the Representative's Warrants.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with this offering which will be paid by Q.E.P. Co., Inc. (hereinafter in this Part II, the "Company") are estimated to be substantially as follows:

                                                                                AMOUNT
                                                                                PAYABLE
                                                                                BY THE
                                      ITEM                                     COMPANY*
    ------------------------------------------------------------------------  -----------
    S.E.C. Registration Fees................................................  $  5,534.62
    N.A.S.D. Filing Fees....................................................     2,105.04
    State Securities Laws (Blue Sky) Fees...................................    25,000.00*
    Nasdaq National Market Filing Fee.......................................    15,000.00
    Printing and Engraving..................................................    58,000.00*
    Legal Fees..............................................................   125,000.00*
    Representative's Non-Accountable Expense Allowance......................   250,000.00
    Accounting Fees and Expenses............................................    70,000.00*
    Transfer Agent's Fees and Cost of Certificates..........................     5,000.00*
    Miscellaneous Expenses..................................................    19,360.34*
                                                                              -----------
              Total.........................................................  $575,000.00*
                                                                              ===========

- ---------------

* Estimated for the purpose of this filing.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Certificate of Incorporation of the Company has been framed so as to conform to the Delaware General Corporation Law. (Reference is made to the Certificate of Incorporation filed as Exhibit 3.1.1 to this Registration Statement.)

     In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Company's best interest and with respect to which such person was not adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provision cited above and the referenced portion of the Certificate of Incorporation also grant the power to the Company to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such a position, and such a policy may be obtained by the Company in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Effective October 31, 1994, the Company purchased all of the common stock of Marion Tool Company. The purchase price paid for such stock included 425,547 shares of Series A Preferred Stock, which were issued to the sole shareholder of Marion Tool Company at a price of $1.00 per share. Effective January 1, 1995, the Company purchased all of the assets of Andrews Enterprises. The purchase price paid for such assets included 17,500 shares of Series C Preferred Stock, which were issued at a price of $1.00 per share. The sales of Series A and Series C Preferred Stock were not registered under the Securities Act of 1933. The Company has made the following sales of its Series B Preferred Stock within the past three years to the following persons for the cash consideration indicated, which sales were not registered under the Securities Act of 1933.

                                                    DATE OF                          PRICE        NUMBER
                         NAME                       ISSUANCE     CONSIDERATION     PER SHARE     OF SHARES
     ---------------------------------------------  --------     -------------     ---------     ---------
  1. Beacon Hills Tools Co........................  12/09/93        $10,000          $1.00         10,000
  2. Kanzawa Precision Tools Manufacturing Co,
       Ltd........................................  12/09/93         50,000           1.00         50,000
  3. T.M. Enterprise..............................  12/09/93         65,000           1.00         65,000

     Effective June 30, 1996, the Company agreed to issue a total of 4,597 shares of Common Stock to the existing shareholders of the Company identified below in exchange for a total of 183,889 shares of Preferred Stock owned by such shareholders. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

                                                                       NUMBER OF
                                                       DATE OF      PREFERRED SHARES       NUMBER OF
                           NAME                        ISSUANCE       SURRENDERED        COMMON SHARES
     ------------------------------------------------  --------     ----------------     -------------
  1. Russell White...................................   6/30/96           2,659              2,659
  2. Kanzawa Precision Tools Manufacturing Co,
       Ltd...........................................   6/30/96           1,250              1,250
  3. Beacon Hill Tools Co............................   6/30/96             250                250
  4. John Andrews....................................   6/30/96             197                197
  5. James Andrews...................................   6/30/96              66                 66
  6. Nancy Andrews...................................   6/30/96              66                 66
  7. Robert Andrews..................................   6/30/96              66                 66
  8. Mary Porras.....................................   6/30/96              43                 43

     All the foregoing sales were made to individuals or entities which had access to information enabling them to evaluate the merits and risks of the investment by virtue of their relationship to the Company or their economic bargaining power.

     The Company relied on Section 3(a)(9) of the Securities Act of 1933 for the exemption from the registration requirements of such Act with respect to the
recapitalization and reincorporation of the Company in Delaware on           ,
1996 and the exchange of Preferred Stock effective June 30, 1996. The Company relied on Section 4(2) of the Securities Act of 1933 with respect to the private sales of Preferred Stock for the exemption from the registration requirements of such Act. Each investor was furnished with information concerning the operations of the Company and each had the opportunity to verify the information supplied. Additionally, the Company obtained a signed representation from each of the foregoing persons or entities of his or its intent to acquire the Preferred Stock of the Company for the purpose of investment only, and not with a view toward the subsequent distribution thereof; and each of the certificates representing the Preferred Stock issued to the foregoing persons or entities has been stamped with a legend restricting transfer of the Preferred Stock represented thereby.

ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

     The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

    EXHIBIT NO.
- --------------------
          +1.1       -- Form of Underwriting Agreement by and between Q.E.P. Co., Inc. (the
                        "Company") and Cruttenden Roth Incorporated (the "Representative")
          +2.1       -- Agreement and Plan of Merger, dated        regarding the change in
                        domicile of the Company from a New York corporation to a Delaware corporation.
          *3.1.1     -- Form of Certificate of Incorporation of the Company as filed on
                                    , 1996 with the Secretary of State of the State of
                        Delaware.
          *3.2.1     -- Form of By-laws of the Company.
          +4.1       -- Form of specimen certificate for Common Stock of the Company.
          +4.1.1     -- Form of Representative's Warrant to be issued by the Company to the
                        Representative.
          +5.        -- Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration Statement.
          +9.        -- Voting Trust Agreement, dated July   , 1996, by and between Lewis
                        Gould and Susan J. Gould.
         +10.1       -- Employment Agreement, dated July   , 1996, by and between Lewis Gould
                        and the Company.
         *10.1.1     -- 1996 Stock Option Plan, effective June 20, 1996, authorizing 250,000 shares of Common Stock for issuance pursuant to the Plan.
         *10.2.1     -- Lease Agreement, dated March 1, 1989, by and between Boca Commercial
                        Industrial Ltd. and the Company.
         *10.2.2     -- Lease Agreement, dated November 1, 1992, by and between Miles Bros.
                        Construction and The Andrews Company.
         *10.2.3     -- Lease Agreement, dated January 3, 1991, by and between
                        JMB/Pennsylvania Advisors and The O'Tool Company, Inc, including
                        Assignment of Lease dated June 9, 1994 by and between The O'Tool
                        Company, Inc. and the Company.
         *10.2.4     -- Lease Agreement, dated December 1994, by and between Connecticut
                        Mutual Life Insurance Company and the Company, including amendments thereto dated March 8, 1995 and November 21, 1995.
         *10.2.5     -- Lease Agreement, dated June 1993, by and between Leo M. Rutten and
                        Alice J. Rutten and the Company.
         *10.3.1     -- Revolving Loan and Security Agreement and Assignment of Leases, dated
                        October 13, 1995, by and between Shawmut Bank Connecticut, N.A., a national banking association, and the Company, including Promissory
                        Note dated October 13, 1995 Limited Guaranty of Lewis Gould dated
                        October 13, 1995 and form of Guaranty executed by the Company's subsidiaries.
          11.        -- Not applicable.
          13.        -- Not applicable.
          14.        -- Not applicable.
          15.        -- Not applicable.
          16.        -- Not applicable.

    EXHIBIT NO.
- --------------------
          21.        -- Not applicable.
         *22.        -- List of Subsidiaries.
         +23.1       -- The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of
                        its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the
                        Prospectus filed as part of this Registration Statement will be included in Exhibit 5.
         *23.2       -- Consent of Grant Thornton LLP, independent certified public accountants for the Company.
         *24.        -- The Power of Attorney is included in the signature page of this
                        Registration Statement.
         -27         -- Financial Data Schedule.


- ---------------


* Previously filed.


- - Filed herewith.

+ To be filed by Amendment.
- ---------------

     (b) Consolidated Financial Statement Schedules.

        Report of Independent Certified Public Accountants on Financial Statement Schedules.

        Schedule II -- Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS.

     (a) Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) Include any additional material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (f) Prompt Delivery.

     The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates for Common Stock in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (h) Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) Rule 430A.

     The undersigned Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared it effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on July 9, 1996.


                                            Q.E.P. CO., INC.

                                            By:    /s/  LEWIS GOULD
                                               --------------------------------
                                                   Lewis Gould, President

     Each person whose signature appears below constitutes and appoints Lewis Gould his attorney-in-fact, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates stated.


                  SIGNATURE                                TITLE                     DATE
                  ---------                                -----                     ----

              /s/  LEWIS GOULD                 President, Chief Executive        July 9, 1996
- ---------------------------------------------  Officer (Principal Executive
                 Lewis Gould                   Officer) and Director

           /s/  PATRICK L. DAGGETT             Chief Financial Officer           July 9, 1996
- ---------------------------------------------  (Principal Financial and
             Patrick L. Daggett                Accounting Officer) and
                                               Director

          /s/  EDWARD F. RONAN, JR.            Director                          July 9, 1996
- ---------------------------------------------
            Edward F. Ronan, Jr.

            /s/  MERVYN D. FOGEL               Director                          July 9, 1996
- ---------------------------------------------
               Mervyn D. Fogel

             /s/  SUSAN J. GOULD               Director                          July 9, 1996
- ---------------------------------------------
               Susan J. Gould